Exhibit 99.2

Spectrum, Inc.

Table of Contents

Page(s)
Report of Independent Auditors	2

Combined Balance Sheets as of April 1, 2017 (unaudited), December 31, 2016 and January 2, 2016 (restated)	3

Combined Statements of Comprehensive Income for the Quarters Ended April 1, 2017 and April 2, 2016 (unaudited), the Year Ended December 31, 2016 and for the Year Ended January 2, 2016 (restated)	4

Combined Statements of Stockholders’ Equity for the Quarter Ended April 1, 2017 (unaudited), the Year Ended December 31, 2016 and for the Year Ended January 2, 2016 (restated)	5

Combined Statements of Cash Flows for the Quarters Ended April 1, 2017 and April 2, 2016 (unaudited), the Year Ended December 31, 2016 and for the Year Ended January 2, 2016 (restated)	6

Notes to Combined Financial Statements	7 - 19

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Stockholders of

Spectrum, Inc. and its subsidiaries:

We have audited the accompanying combined financial statements of Spectrum, Inc. and subsidiaries and combined entities (collectively, the Company), which comprise the combined balance sheets as of December 31, 2016 and January 2, 2016, and the related combined statements of comprehensive income, stockholders’ equity, and cash flows for the years then ended, and the related notes to the combined financial statements.

Management’s Responsibility for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America. This includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2016 and January 2, 2016, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Restatement

As discussed in Note 3 to the financial statements, the Company has restated its financial statements as of and for the year ended January 2, 2016, related to the reassessment of two leases as capital leases that had previously been reported as operating leases. Our opinion is not modified with respect to this matter.

/s/ WRIGHT FORD YOUNG & CO.

Irvine, California

June 14, 2017

Spectrum Inc.

Combined Balance Sheets

	April 1, 2017	December 31, 2016	January 2, 2016
	(Unaudited)		Restated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$7,071,000	$6,941,000	$5,544,000
Accounts receivable, less allowances for bad debts & sales returns of $199,000, $197,000 and $226,000, respectively	6,245,000	6,415,000	5,437,000
Investment in marketable securities	990,000	996,000	356,000
Inventories, net of reserves	8,847,000	8,189,000	7,973,000
Prepaid expenses	649,000	648,000	277,000
Income taxes receivable	242,000	172,000	—

Total current assets	24,044,000	23,361,000	19,587,000
Due from related party	3,029,000	3,025,000	3,010,000
Property and equipment, net	16,736,000	16,815,000	16,640,000
Deferred income taxes	1,056,000	1,165,000	982,000
Goodwill, net	1,122,000	1,122,000	1,122,000
Other assets - including artwork of $911,000 in all periods	988,000	1,021,000	989,000

Total assets	$46,975,000	$46,509,000	$42,330,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Line of credit	$1,400,000	$1,400,000	$—
Current maturities of long-term debt	509,000	506,000	491,000
Current maturities of capital leases	5,941,000	25,000	3,000
Current portion of accrued interest on capital leases	89,000	88,000	105,000
Accounts payable	1,287,000	1,266,000	563,000
Accrued expenses:
Compensation	1,640,000	1,839,000	1,806,000
Other	608,000	1,110,000	159,000
Accrued Dividends	471,000	242,000	—
Income taxes payable	—	—	76,000

Total current liabilities	11,945,000	6,476,000	3,203,000

LONG-TERM LIABILITIES:
Line of credit	—	—	1,400,000
Deferred rent	44,000	3,000	24,000
Long-term debt, net of current maturities	1,490,000	1,584,000	2,059,000
Capital leases, net of current maturities	5,914,000	11,836,000	11,861,000
Accrued interest on capital leases, net of current portion	47,000	69,000	157,000
Unrecognized tax benefit	576,000	534,000	355,000

Total long-term liabilities	8,071,000	14,026,000	15,856,000

Total liabilities	20,016,000	20,502,000	19,059,000

STOCKHOLDERS’ EQUITY
Spectrum, Inc. stockholders’ equity:
Common stock
Class A - no par stock, 2,000,000 shares authorized	—	—	—
Class B - no par stock, 18,000,000 shares authorized	—	—	—
Additional paid-in capital	9,785,000	9,785,000	9,785,000
Accumulated other comprehensive income	23,000	26,000	3,000
Retained earnings	17,151,000	16,196,000	13,483,000

Total equity	26,959,000	26,007,000	23,271,000

Total liabilities and stockholders’ equity	$46,975,000	$46,509,000	$42,330,000

See independent auditor’s report and notes to these combined financial statements.

Spectrum, Inc.

Combined Statements of Comprehensive Income

	Quarter ended April 1, 2017	Quarter ended April 2, 2016	Fiscal Year 2016	Fiscal Year 2015
	(Unaudited)	(Unaudited)		Restated

NET SALES	$9,735,000	$9,092,000	$40,200,000	$34,482,000

COSTS AND EXPENSES:
Cost of sales	4,179,000	4,440,000	18,902,000	15,125,000
Selling, general and administrative	3,258,000	2,490,000	11,835,000	10,384,000
Research and development	567,000	476,000	1,995,000	1,769,000
Building expenses	16,000	15,000	57,000	72,000
(Gain) loss on remeasurement of foreign currencies	(90,000)	(201,000)	264,000	323,000
Interest (income) expense, net	162,000	157,000	654,000	627,000

Total costs and expenses	8,092,000	7,377,000	33,707,000	28,300,000

Income before provision for income taxes	1,643,000	1,715,000	6,493,000	6,182,000

Provision for income taxes	606,000	627,000	2,131,000	1,800,000

Net income	1,037,000	1,088,000	4,362,000	4,382,000

Other comprehensive income (loss), net of income tax:
Unrealized gain (loss) on marketable securities, see Note 2.	(3,000)	12,000	23,000	(34,000)

Comprehensive income	$1,034,000	$1,100,000	$4,385,000	$4,348,000

See independent auditor’s report and notes to these combined financial statements.

Spectrum, Inc.

Combined Statements of Stockholders’ Equity

				Accumulated
	Common Stock		Additional	Other
	Class A Shares	Class B Shares	Paid-in Capital	Comprehensive Income (Loss)	Retained Earnings	Total Equity

Balance, December 27, 2014 (as previously reported)	1,440,684	8,849,916	$9,785,000	$37,000	$9,512,000	$19,334,000

Restatement (Note 3)	—	—	—	—	37,000	37,000

Balance, December 27, 2014 (restated)	1,440,684	8,849,916	$9,785,000	$37,000	$9,549,000	$19,371,000

Net income (restated)	—	—	—	—	4,382,000	4,382,000

Dividends accrued	—	—	—	—	(448,000)	(448,000)

Other comprehensive loss net of income tax	—	—	—	(34,000)	—	(34,000)

Balance, January 2, 2016 (restated)	1,440,684	8,849,916	$9,785,000	$3,000	$13,483,000	$23,271,000

Net income	—	—		—	4,362,000	4,362,000

Dividends accrued	—	—	—	—	(1,649,000)	(1,649,000)

Other comprehensive income net of income tax	—	—	—	23,000	—	23,000

Balance, December 31, 2016	1,440,684	8,849,916	$9,785,000	$26,000	$16,196,000	$26,007,000

Net income	—	—		—	1,037,000	1,037,000

Dividends accrued	—	—	—	—	(82,000)	(82,000)

Other comprehensive loss net of income tax	—	—	—	(3,000)	—	(3,000)

Balance, April 1, 2017	1,440,684	8,849,916	$9,785,000	$23,000	$17,151,000	$26,959,000

See independent auditor’s report and notes to these combined financial statements.

Spectrum, Inc.

Combined Statements of Cash Flows

	Quarter ended April 1, 2017	Quarter ended April 2, 2016	Fiscal Year 2016	Fiscal Year 2015
	(Unaudited)	(Unaudited)		Restated
CASH FLOWS FROM OPERATING ACTIVITIES:
Comprehensive income	$1,034,000	$1,100,000	$4,385,000	$4,348,000
Adjustments to reconcile comprehensive income to net cash provided by operating activities:
Depreciation and amortization	267,000	241,000	1,033,000	937,000
Deferred income taxes	112,000	35,000	(200,000)	(115,000)
Unrealized (gain) loss on marketable securities, net	3,000	(13,000)	(23,000)	34,000
Change in working capital components:
Decrease (increase) in accounts receivable	170,000	(491,000)	(978,000)	(1,220,000)
Increase in inventories	(658,000)	(239,000)	(216,000)	(1,381,000)
Decrease (increase) in prepaid expenses and other assets	33,000	(159,000)	(403,000)	(75,000)
(Increase) decrease in income taxes receivable/payable	(70,000)	(219,000)	(248,000)	416,000
Increase in accounts payable	21,000	259,000	703,000	62,000
Increase (decrease) in accrued expenses	26,000	(369,000)	257,000	216,000
Increase (decrease) in deferred rent	41,000	(7,000)	(21,000)	(11,000)
Increase (decrease) in accrued interest on capital leases	(21,000)	(27,000)	(105,000)	19,000
Increase in unrecognized tax benefit	42,000	51,000	179,000	104,000

Net cash provided by operating activities	1,000,000	162,000	4,363,000	3,334,000

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in marketable securities	—	—	(600,000)	—
Increase in due from related party	(4,000)	(4,000)	(15,000)	(140,000)
Acquisition of property and equipment	(188,000)	(266,000)	(1,208,000)	(543,000)

Net cash used in investing activities	(192,000)	(270,000)	(1,823,000)	(683,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Loan proceeds	—	—	42,000	—
Payments on long-term debt	(91,000)	(97,000)	(502,000)	(384,000)
Payments on capital leases	(6,000)	—	(3,000)	—
Dividends paid	(581,000)	(446,000)	(680,000)	(448,000)

Net cash used in financing activities	(678,000)	(543,000)	(1,143,000)	(832,000)

Net change in cash and cash equivalents	130,000	(651,000)	1,397,000	1,819,000

Cash and cash equivalents
Beginning of year	6,941,000	5,544,000	5,544,000	3,725,000

End of year	$7,071,000	$4,893,000	$6,941,000	$5,544,000

See independent auditor’s report and notes to these combined financial statements.

Spectrum Technology Corporation

Notes to Financial Statements

NOTE 1 – NATURE OF BUSINESS

The accompanying combined financial statements include the accounts of Spectrum, Inc. formerly known as Spectrum Laboratories, Inc. (Spectrum) and its subsidiaries, Laboratory Safety Inc. (Laboratory Safety) and Spectrum Chromatography (Chromatography); and Spectrum Europe B.V. (Spectrum B.V.) and its subsidiary Spectrum Labs India Pvt. Ltd (Spectrum India), Spectrum Labs Shanghai Co., Ltd (Spectrum China), and Spectrum Overseas, Inc. (Overseas), which are under common control (collectively, the Company).

The Company develops and sells proprietary tubular membranes and membrane devices for existing and emerging life science applications used primarily by research laboratories. The Company is also engaged in the manufacture and sale of medical laboratory equipment and supplies and disposable products. Certain products are regulated by the United States Food and Drug Administration, California Department of Toxic Substances Control and the California Food and Drug Branch. All products are for sale primarily to the pharmaceutical, biotechnology and medical industries throughout the world.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

Quarter and Fiscal Year – The quarters ended on April 1, 2017 (Q1 2017) and April 2, 2016 (Q1 2016), which consist of 13 weeks. The Company’s fiscal year ends on the Saturday closest to December 31st. The years ended on December 31, 2016 (fiscal year 2016) and January 2, 2016 (fiscal year 2015) consisted of 52 weeks and 53 weeks, respectively.

Principles of Combination – The accompanying combined financial statements include the accounts of Spectrum, and its two wholly owned subsidiaries, Laboratory Safety and Chromatography; and four entities under common control consisting of Spectrum B.V. and its wholly owned subsidiary Spectrum India, Spectrum China, and Overseas. All intercompany balances and transactions have been eliminated in combination.

Use of Estimates

The preparation of the combined financial statements require management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

The Company’s operations are affected by numerous factors including market acceptance, changes in technologies and new laws and government regulations and policies. The Company cannot predict what impact, if any, the occurrence of these or other events might have on the Company’s operations.

Significant estimates and assumptions made by management are used for, but not limited to, the allowance for doubtful accounts and sales returns, the reserve for slow moving or obsolete inventories, the fair value of long-lived and intangible assets, and the realizability of deferred tax assets and unrecognized tax benefits. Actual results could differ from these estimates.

Cash and Cash Equivalents

The Company classifies all highly liquid investments with original maturities of 90 days or less at the time of purchase as cash and cash equivalents. The Company, periodically throughout the year, has amounts on deposit that exceed insured limits.

Accounts Receivable

The Company performs ongoing credit evaluations of its customers and generally does not require collateral. Accounts receivable are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging of accounts. Accounts receivable are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received. No interest is charged on past due accounts.

Inventory

Inventories are stated at the lower of cost (using the first-in first-out method) or net realizable value and are net of slow moving and obsolescence reserves.

Investment in Marketable Securities Classified as Available-For-Sale Securities

Management determines the appropriate classification of the securities at the time they are acquired and evaluates the appropriateness of such classifications at each balance sheet date. Available-for-sale securities are stated at fair value and unrealized holding gains and losses, net of the related deferred tax effect, are reported as other comprehensive income or loss. Realized gains and losses, including losses from declines in value of specific securities determined by management to be other than temporary, are included in earnings. Realized gains and losses are determined on the basis of the specific identification of the securities sold.

As of April 1, 2017, December 31, 2016 and January 2, 2016, $390,000, $396,000 and $356,000, respectively, in available-for-sale securities included equity securities of two unrelated companies within the same industry that the Company operates. The cost of these investments approximates $352,000, with no purchases in the quarter ended April 1, 2017 or in fiscal years 2016 or 2015. The following table sets forth a summary of other comprehensive gain (loss) recognized on these investments during the quarters ended April 1, 2017 and April 2, 2016 and fiscal years 2016 and 2015.

	Quarter ended April 1, 2017	Quarter ended April 2, 2016	Fiscal Year 2016	Fiscal Year 2015
Unrecognized gain (loss)	$(6,000)	$20,000	$39,000	$(57,000)
Tax benefit (expense)	3,000	(8,000)	(16,000)	23,000

Other comprehensive gain (loss)	$(3,000)	$12,000	$23,000	$(34,000)

In 2016, the Company made an investment in a venture capital limited partnership. The cost of this investment is $600,000, with additional committed capital of $400,000 due in 2017. There was no gain or loss associated with this investment in the quarter ended April 1, 2017 or fiscal year 2016.

Long-Lived Assets

Property and equipment are recorded at cost, net of accumulated depreciation and amortization. Depreciation of property and equipment is provided using the straight-line method over the estimated useful lives (ranging from 3 to 30 years) of the respective assets. Leasehold improvements are amortized on a straight-line basis over the lesser of the lease term or the estimated useful life of the asset. Amortization of leasehold improvements is included with depreciation expense. No depreciation is being provided for the Company owned artwork, which is carried at its historical cost.

The Company periodically reviews its long-lived assets to determine potential impairment by comparing the carrying value of the long-lived assets with the estimated future net undiscounted cash flows expected to result from the use of the assets, including cash flows from disposition. Long-lived assets evaluated for impairment are grouped with other assets to the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities. Should the sum of the expected future net cash flows be less than the carrying value, the Company would recognize an impairment loss at that date. An impairment loss would be measured by comparing the amount by which the carrying value exceeds the fair value (estimated discounted future cash flows) of the long-lived assets.

Changes in circumstances, such as the passage of new laws or changes in regulations, technological advances or changes to the Company’s business strategy, could result in the actual useful lives of long-lived assets differing from initial estimates. Factors such as changes in the planned use of equipment, customer attrition, contractual amendments or mandated regulatory requirements could result in shortened useful lives. In those cases where the Company determines that the useful life of a long-lived asset should be revised, the Company will amortize or depreciate the net book value in excess of the estimated residual value over its revised remaining useful life.

Goodwill

The Company accounts for goodwill in accordance with guidance issued by the Financial Accounting Standards Board (the FASB). Based upon the provisions of this guidance, the Company first assesses certain qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. If, after assessing the qualitative events and circumstances, the Company determines that it is not more likely than not that the fair value of the reporting unit is less than its carrying amount, then performing the two-step impairment test is unnecessary and no impairment of goodwill exists. However, if the Company concludes otherwise, then it is required to perform the first step of the two-step impairment test by calculating the fair value of the reporting unit and comparing the fair value with the carrying amount of the reporting unit. If the reporting unit’s estimated fair value exceeds the reporting unit’s carrying value, no impairment of goodwill exists. If the fair value of the reporting unit does not exceed the unit’s carrying value, then the Company is required to perform the second step of the goodwill impairment test to measure the amount of the impairment loss, if any.

Income Taxes

Deferred income taxes are provided on a liability method whereby deferred income tax assets are recognized for deductible temporary differences and tax credit carryforwards and deferred income tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred income tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred income tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Undistributed earnings of non-U.S. entities amounted to approximately $7,962,000 and $7,684,000 at April 1, 2017 and December 31, 2016, respectively. Those earnings are considered to be indefinitely reinvested and, accordingly, no U.S. federal or state deferred taxes have been provided thereon. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to U.S. income taxes, which could potentially be offset by foreign tax credits. Determination of the amount of unrecognized deferred U.S. income tax liability is not practicable because of the complexities associated with its hypothetical calculation.

Overseas is set up as an Interest Charge Domestic International Sales Corporation (IC-DISC) for tax savings on sales to customers located outside the United States of America. Overseas’ stockholders are required to pay only a nominal “interest charge” to the federal government with respect to taxes that are deferred on Overseas’ income. The stockholders then recognize the dividend income received from the IC-DISC on their tax returns as qualified dividend income.

Accounting for Uncertainty in Income Taxes

The Company accounts for uncertainty in income taxes under the required provisions of accounting guidance issued by the FASB. This guidance prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The guidance requires that the Company determine whether the benefits of tax positions are “more likely than not” of being sustained upon audit based on the technical merits of the tax position. For tax positions that are more likely than not of being sustained upon audit, the Company recognizes the largest amount of the benefit that is more likely than not of being sustained in the financial statements. For tax positions that are not more likely than not of being sustained upon audit, the Company does not recognize any portion of the benefit in the financial statements. Additionally, the interpretation provides guidance on de-recognition, classification, interest and penalties, disclosure and transition. At April 1, 2017, December 31, 2016 and January 2, 2016, the Company had an accrual of $576,000, $534,000 and $355,000, respectively, for potential losses related to uncertain tax positions. The Company is subject to routine audits by taxing jurisdictions. Management believes it is no longer subject to income tax examinations for the years prior to fiscal 2013 for federal and 2012 for California.

In April 2017, the Internal Revenue Service (IRS) notified the Company that it would begin an examination of the Company’s federal income tax returns for 2014. The Company has responded to the requests for information from the IRS, however, the examining agent has not yet indicated whether there would be a proposed assessment or no change proposed. No provision has been made in the accompanying combined financial statements since any ultimate liability cannot be reasonably estimated.

Revenue Recognition

The Company records revenue at the time the related products are shipped.

Product Returns and Warranties

The Company records a provision for estimated product returns and warranties at the time the related revenue is recognized, which is included in sales returns and allowances.

Research and Development

The Company expenses research and development costs as incurred.

Advertising Costs

Costs associated with advertising and promoting products are expensed as incurred. Advertising and promotion expense was $133,000 and $97,000, during quarters ended April 1, 2017 and April 2, 2016 and $537,000 and $599,000 during fiscal years 2016 and 2015, respectively, inclusive of trade shows.

Remeasurement of Foreign Currencies

Monetary assets and liabilities of Spectrum B.V., Spectrum China and the Spectrum Japan distribution office are remeasured into U.S. dollars at year-end exchange rates and nonmonetary assets and stockholders’ equity are remeasured using historical rates of exchange. Income and expenses are remeasured at average rates during the respective years. The functional currency of these entities and this division is the U.S. dollar; therefore, remeasurement gains or losses are included in income. Remeasurement (gains) losses included in the combined statements of comprehensive income were ($90,000) and ($201,000) in the quarters ended April 1, 2017 and April 2, 2016, $264,000 in fiscal year 2016 and $323,000 in fiscal year 2015.

Fair Value Measurements

The FASB provides the framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and lowest priority to unobservable inputs (level 3 measurements). The three levels of the fair value hierarchy under this framework are described as follows:

Level 1	Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

Level 2	Inputs to the valuation methodology include:

	•	quoted prices for similar assets or liabilities in active markets;

	•	quoted prices for identical or similar assets or liabilities in inactive markets;

	•	inputs other than quoted prices that are observable for the asset or liability;

	•	inputs that are derived principally from or corroborated by observable market data by correlation or other means.

If the asset or liability has a specified (contractual) term, the level 2 input must be observable for substantially the full term of the asset or liability.

Level 3	Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Accordingly, the Company believes the carrying value of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses to be representative of their fair values based on their short term nature. For investments in marketable securities, the carrying amount is fair market value based on quoted market prices. For long term debt and the line of credit, the carrying value is considered to approximate the fair value of such debt for all periods presented based upon the interest rates that the Company believes it can currently obtain for similar debt.

Additional disclosures regarding assets and liabilities measured at fair value on a recurring basis are as follows:

Description	Total	Level 1	Level 2	Level 3
April 01, 2017

ASSETS:
Investment in marketable securities	$990,000	$390,000	$—	$600,000

LIABILITIES:
Line of credit	1,400,000	—	1,400,000	—
Long-term debt	1,999,000	—	1,999,000	—
Capital leases	11,855,000	—	11,855,000	—

December 31, 2016
ASSETS:
Investment in marketable securities	$996,000	$396,000	$—	$600,000

LIABILITIES:
Line of credit	1,400,000	—	1,400,000	—
Long-term debt	2,090,000	—	2,090,000	—
Capital leases	11,861,000	—	11,861,000	—

January 02, 2016
ASSETS:
Investment in marketable securities	$356,000	$356,000	$—	$—

LIABILITIES:
Line of credit	1,400,000	—	1,400,000	—
Long-term debt	2,550,000	—	2,550,000	—
Capital leases	11,864,000	—	11,864,000	—

There were no transfers between levels 1, 2 and 3 during the fiscal years 2016 and 2015.

The following table sets forth a summary of changes in the fair value of the Company’s level 3 assets for the quarter ended April 1, 2017 and fiscal year 2016.

Limited Partnership
Balance, January 2, 2016	$—
Purchases	600,000

Balance, December 31, 2016	$600,000
Purchases	—

Balance, April 1, 2017	$600,000

Accounting for Stock-based Compensation

The Company accounts for share-based compensation under the required provisions of accounting guidance issued by the FASB. This guidance requires all share-based payments to employees, including grants of employee stock options, to be measured at fair value and expensed in the combined statements of comprehensive income over the requisite service period (generally the vesting period). The Company elected the modified prospective method as prescribed by the guidance, whereby compensation cost is only recognized in the combined statements of comprehensive income beginning with the first period that the guidance is effective and thereafter.

There were no options that vested in the quarter ended April 1, 2017, or in fiscal year 2016 or 2015.

New Accounting Pronouncements

In January 2014, the FASB amended guidance that gives private companies the option to amortize goodwill on a straight-line basis over a period of ten years or over a shorter period if the company demonstrates that another useful life is more appropriate. Goodwill would be subject to impairment testing only upon the occurrence of a triggering event. The amendment was effective for the Company in 2015. The alternative is applied on a prospective basis, with amortization of existing goodwill commencing at the beginning of the period of adoption. The Company has not adopted this pronouncement.

In May 2014, the FASB issued guidance to change the recognition of revenue from contracts with customers. The core principle of the new guidance is that an entity should recognize revenue to reflect the transfer of goods and services to customers in an amount equal to the consideration the entity receives or expects to receive. The guidance will be effective for the Company in 2019. The Company has not completed its assessment but does not expect this amendment to have a material effect on its combined financial statements.

In November 2015, the FASB issued guidance to simplify the presentation of deferred income taxes. This guidance requires that deferred tax assets and liabilities be classified as non-current in a statement of financial position. The Company elected to early adopt the provisions of this pronouncement. The Company has reclassified all deferred taxes as of January 2, 2016 as non-current to give retroactive effect to this change.

Intra Entity transfer of Assets - In October 2016, the FASB issued ASU No. 2016-16, Income Taxes (“Topic 740”): Intra-Entity Transfer of Assets Other than Inventory ASU 2016-16, which requires the recognition of the income tax consequences of an intra-entity transfer of an asset, other than inventory, when the transfer occurs. The standard is effective for annual periods beginning after December 15, 2017, including interim periods within those fiscal years. The Company does not believe such an adoption will have a material impact.

In February 2016, the FASB issued guidance intended to improve financial reporting for leasing transactions. This guidance will require companies to recognize on the balance sheet, the assets and liabilities for the rights and obligations, respectively, created by leases with lease terms greater than 12 months. The guidance will also require disclosures to help financial statement users better understand the amount, timing and uncertainty of cash flows arising from leases. These disclosures include qualitative and quantitative requirements, providing additional information about the amounts recorded in the financial statements. This guidance will be effective for the Company in 2020. The Company is currently evaluating the impact the pronouncement will have on its combined financial statements and related disclosures.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

NOTE 3 – RESTATEMENT OF THE COMBINED FINANCIAL STATEMENTS

The Company has restated its previously issued combined financial statements as of and for the years ended on January 2, 2016 (fiscal year 2015) and December 27, 2014 (fiscal year 2014) which consisted of 53 weeks and 52 weeks, respectively, to correct an error in the accounting for two leases. During 2014, the Company entered a lease with the majority stockholder for a property in Palm Desert, California and renegotiated a lease for property in Las Vegas, Nevada with the same lessor. As a result of lessor put options included within the leases, the leases have been determined to be capital leases from the effective dates of lease execution/amendment. The restatements are reflected in these combined financial statements. See Note 7 for information related to the capital leases.

Certain disclosures, including Notes 5, 6, 7, 9, 14 and 15 have been restated consistent with the combined financial statements.

As a result of this error, the following adjustments have been made to previously issued combined financial statements:

COMBINED BALANCE SHEET	January 2, 2016
	As previously reported	Adjustment	As Restated

Property and equipment, net	$5,221,000	$11,419,000	$16,640,000
Deferred income taxes	904,000	78,000	982,000
Total assets	30,833,000	11,497,000	42,330,000
Deferred rent	537,000	(513,000)	24,000
Capital leases	—	11,864,000	11,864,000
Accrued interest on capital leases	—	262,000	262,000
Total liabilities	7,446,000	11,613,000	19,059,000
Retained earnings	13,599,000	(116,000)	13,483,000
Total equity	23,387,000	(116,000)	23,271,000
Total liabilities and stockholders’ equity	30,833,000	11,497,000	42,330,000

COMBINED BALANCE SHEET	December 27, 2014
	As previously reported	Adjustment	As Restated

Property and equipment, net	$5,377,000	$11,656,000	$17,033,000
Deferred income taxes	869,000	(25,000)	844,000
Total assets	26,717,000	11,631,000	38,348,000
Deferred rent	548,000	(513,000)	35,000
Capital leases	—	11,864,000	11,864,000
Accrued interest on capital leases	—	243,000	243,000
Total liabilities	7,383,000	11,594,000	18,977,000
Retained earnings	9,512,000	37,000	9,549,000
Total equity	19,334,000	37,000	19,371,000
Total liabilities and stockholders’ equity	26,717,000	11,631,000	38,348,000

COMBINED STATEMENT OF COMPREHENSIVE INCOME	Fiscal Year 2015
	As previously reported	Adjustment	As Restated

Cost of sales	$15,330,000	$(205,000)	$15,125,000
Selling, general and administrative	10,552,000	(168,000)	10,384,000
Interest (income) expense, net	(1,000)	628,000	627,000
Total costs and expenses	28,045,000	255,000	28,300,000
Income before provision for income taxes	6,437,000	(255,000)	6,182,000
Provision for income taxes	1,798,000	(102,000)	1,696,000
Net income	4,535,000	(153,000)	4,382,000
Comprehensive income	4,501,000	(153,000)	4,348,000

COMBINED STATEMENT OF COMPREHENSIVE INCOME	Fiscal Year 2014
	As previously reported	Adjustment	As Restated

Cost of sales	$13,570,000	$(379,000)	$13,191,000
Selling, general and administrative	10,165,000	(168,000)	9,997,000
Interest (income) expense, net	35,000	485,000	520,000
Total costs and expenses	25,910,000	(62,000)	25,848,000
Income before provision for income taxes	3,737,000	62,000	3,799,000
Provision for income taxes	586,000	25,000	611,000
Net income	2,900,000	37,000	2,937,000
Comprehensive income	2,865,000	37,000	2,902,000

COMBINED STATEMENT OF CASH FLOWS	Fiscal Year 2015
	As previously reported	Adjustment	As Restated

CASH FLOWS FROM OPERATING ACTIVITIES:
Comprehensive income	$4,501,000	$(153,000)	$4,348,000
Depreciation and amortization	700,000	237,000	937,000
Deferred income taxes	(12,000)	(103,000)	(115,000)
Accrued interest on capital leases	—	19,000	19,000
Increase (decrease) in deferred rent	(11,000)	—	(11,000)

COMBINED STATEMENT OF CASH FLOWS	Fiscal Year 2014
	As previously reported	Adjustment	As Restated

CASH FLOWS FROM OPERATING ACTIVITIES:
Comprehensive income	$2,865,000	$37,000	$2,902,000
Depreciation and amortization	713,000	208,000	921,000
Deferred income taxes	(535,000)	25,000	(510,000)
Accrued interest on capital leases	—	243,000	243,000
Increase (decrease) in deferred rent	308,000	(513,000)	(205,000)

COMBINED STATEMENT OF STOCKHOLDERS’ EQUITY	Fiscal Year 2015
	As previously reported	Adjustment	As Restated

Net income	$4,535,000	$(153,000)	$4,382,000
Retained earnings	13,599,000	(116,000)	$13,483,000
Total Equity	23,387,000	(116,000)	23,271,000

COMBINED STATEMENT OF STOCKHOLDERS’ EQUITY	Fiscal Year 2014
	As previously reported	Adjustment	As Restated

Net income	$2,900,000	$37,000	$2,937,000
Retained earnings	9,512,000	37,000	$9,549,000
Total Equity	19,334,000	37,000	19,371,000

NOTE 4 – INVENTORY, NET

Inventories, net consist of the following:

	April 1, 2017	December 31, 2016	January 2, 2016
	(Unaudited)		Restated

Raw materials	$6,846,000	$6,599,000	$5,783,000
Work in process	547,000	129,000	512,000
Finished goods	2,609,000	2,554,000	2,527,000

	10,002,000	9,282,000	8,822,000
Less reserve for slow moving and obsolete items	(1,155,000)	(1,093,000)	(849,000)

	$8,847,000	$8,189,000	$7,973,000

NOTE 5 – PROPERTY AND EQUIPMENT, NET

Property and equipment consist of the following:

	April 1, 2017	December 31, 2016	January 2, 2016
	(Unaudited)		Restated

Land	$4,746,000	$4,746,000	$4,746,000
Buildings	9,691,000	9,691,000	9,691,000
Machinery, equipment and tooling	11,205,000	11,431,000	10,632,000
Office furniture and equipment	1,987,000	1,658,000	1,369,000
Leasehold improvements	1,947,000	1,861,000	1,741,000

	29,575,000	29,387,000	28,179,000
Less accumulated depreciation and amortization	(12,840,000)	(12,572,000)	(11,539,000)

	$16,736,000	$16,815,000	$16,640,000

Depreciation expense was $267,000 and $241,000 for the quarters ended April 1, 2017 and April 2, 2016, respectively. Depreciation expense for the years ended December 31, 2016 and January 2, 2016 was $1,033,000 and $937,000, respectively.

NOTE 6 – INCOME TAXES

Pre-tax income subject to foreign and U.S. income taxes for the quarters ended April 1, 2017 and April 2, 2016 and fiscal years 2016 and 2015 were as follows:

	Quarter ended April 1, 2017	Quarter ended April 2, 2016	Fiscal Year 2016	Fiscal Year 2015
	(Unaudited)	(Unaudited)		Restated
U.S. pre tax income	$1,088,000	$566,000	$3,974,000	$4,557,000
Foreign pre tax income	555,000	1,149,000	2,519,000	1,625,000

	$1,643,000	$1,715,000	$6,493,000	$6,182,000

Income tax data for the quarters ended April 1, 2017 and April 2, 2016 (unaudited) and for the years ended December 31, 2016 and January 2, 2016 is as follows:

	Quarter ended April 1, 2017	Quarter ended April 2, 2016	Fiscal Year 2016	Fiscal Year 2015
	(Unaudited)	(Unaudited)		Restated
Current:
Federal	$326,000	$266,000	$1,522,000	$402,000
State	6,000	14,000	77,000	996,000
Foreign	138,000	288,000	732,000	517,000

	470,000	568,000	2,331,000	1,915,000

Deferred:
Federal	63,000	21,000	(99,000)	(75,000)
State	73,000	38,000	(101,000)	(40,000)

	136,000	59,000	(200,000)	(115,000)

	$606,000	$627,000	$2,131,000	$1,800,000

The reported provision for income taxes differs from the amount computed by applying the income tax rate of 34% to the combined income before provision for income taxes as follows:

	Quarter ended April 1, 2017	Quarter ended April 2, 2016	Fiscal Year 2016	Fiscal Year 2015
	(Unaudited)	(Unaudited)		Restated

Statutory federal tax rate	$558,000	$583,000	$2,208,000	$2,102,000
State taxes, net of federal benefit	99,000	103,000	389,000	371,000
Foreign taxes and change in foreign rate differential	(83,000)	(172,000)	(378,000)	(281,000)
Nondeductible expenses	13,000	10,000	25,000	17,000
Tax credits	(67,000)	(72,000)	(291,000)	(317,000)
Other	86,000	175,000	178,000	(92,000)

Income tax provision	$606,000	$627,000	$2,131,000	$1,800,000

The components of the Company’s net deferred income tax assets are as follows:

	April 1, 2017	December 31, 2016	January 2, 2016
	(Unaudited)		Restated

Reserves not currently deductible	$802,000	$733,000	$859,000
Equipment and leasehold improvements	(416,000)	(454,000)	(422,000)
Capital lease timing difference	—	178,000	78,000
Tax credits	428,000	465,000	381,000
Other	242,000	243,000	86,000

	$1,056,000	$1,165,000	$982,000

As of April 1, 2017, and December 31, 2016 the Company had reserves of $2,005,000 and 1,832,500, respectively that the Company expects to utilize against its taxable income in future years.

The Company has evaluated the positive and negative evidence bearing on its ability to realize the deferred tax assets. The Company’s history of cumulative profitability, management has concluded that it is more likely than not that the Company will be able to fully realize the benefits of its deferred tax assets. Accordingly, a valuation allowance has not been established against any of the Company’s identified deferred tax assets. Management reevaluates the positive and negative evidence at each reporting period and will continue to monitor this matter going forward.

The Company evaluates the uncertainty of a tax position on whether a tax position is more likely than not to be sustained upon examination, including resolution of any appeals or litigation process, and based on the technical merits of the tax position in question. For tax positions meeting the more likely than not threshold, the tax amount recognized in the financial statements is reduced by the largest benefit that has a greater than 50% likelihood of being realized upon the ultimate settlement with the relevant tax authority.

For the quarters ended April 1, 2017 and April 2, 2016 and fiscal years 2016 and 2015, the Company had uncertain tax position of $575,000, $406,000, $534,000, and $355,000, respectively, related to certain identified potential losses. A roll-forward of the Company’s identified uncertain tax positions is as follows:

	Quarter ended	Quarter ended	Fiscal Year	Fiscal Year
	April 1, 2017	April 2, 2016	2016	2015
	(Unaudited)	(Unaudited)		Restated
Beginning Balance	$534,000	$355,000	$355,000	$251,000
Additions:
	$42,000	$51,000	$203,000	$144,000
Tax Positions for current year
Reductions:
Statute Reductions	—	—	(24,000)	(40,000)

	$576,000	$406,000	$534,000	$355,000

The Company files tax returns in the United States, China, India and various other state and foreign jurisdictions. All of the Company’s tax years remain open to examination of major taxing authority from 2012 to the present. To the extent a carryforward attribute such as identified tax credits were generated in years past, they may still be adjusted upon examination by the Internal Revenue Service or state and foreign tax authorities if they will have or will be used in the future periods. The Company has received notice from the Internal Revenue Service of a pending examination however, at this time, time the Company has not identified any quantifiable taxes that might otherwise be due.

The resolution of tax matters, when and if identified, is not expected to have a material effect on the Company’s, the financial statements. The Company’s policy is to record interest and penalties related to income taxes as part of the tax provision. The Company reported no material interest and penalties pertaining to uncertain tax positions in 2016 or 2017.

NOTE 7 – LONG TERM DEBT AND CAPITAL LEASES

The Company has a $5 million Revolving Credit Commitment with a bank that provides Spectrum with additional liquidity. The line of credit agreement bears interest at the bank’s prime rate (4.0% as of April 1, 2017 and 3.75% as of December 31, 2016) and matures August 2017. The line of credit balance outstanding as of April 1, 2017 and December 31, 2016 was $1,400,000.

The Company entered a $4 million Multiple Disbursement Note in May 2014. This note bears interest at the bank’s prime rate. Payment for outstanding balances commenced July 2015 and principal is to be paid off in 48 equal installments. The balance outstanding as of April 1, 2017 was $900,000 with $300,000 due for the remainder of 2017, $400,000 due in 2018, and $200,000 due in 2019. The balance outstanding as of December 31, 2016 was $1,000,000 with $400,000 due annually from 2017 through 2018, and $200,000 due in 2019.

The Revolving Credit Commitment and the Multiple Disbursement Note are secured by substantially all the Spectrum assets and are personally guaranteed by the majority stockholder. The agreement also requires the maintenance of certain financial and non-financial loan covenants.

During September 2009, Spectrum B.V. entered a €1.0 million Mortgage Agreement with a European Bank, in order to purchase a building with a total cost of €1.250 million. The loan originally carried a fixed interest rate of 4.9% for the first two years with principal payments of €4,165 monthly beginning November 1, 2010 for 20 years. As of April 1, 2017, and December 31, 2016 the variable interest rates were 2.8% and 3.0%, respectively. The Company also elected to exercise its right to prepay €50,000 in December of 2010 and January of 2011. The outstanding balance is €529,000 and €538,000 as of April 1, 2017 and December

31, 2016, respectively. Based on the April 1, 2017 Euro/US dollar conversion rate of 1.069 the outstanding balance at April 1, 2017 is $566,000, with approximately $53,000 due annually through 2029. Based on the December 31, 2016 Euro/US dollar conversion rate of 1.053 the outstanding balance at December 31, 2016 is $566,000, with approximately $53,000 due annually through 2029. The Mortgage Agreement is secured by all the assets of Spectrum B.V. and guaranteed up to 30% by Spectrum.

During April 2013, Spectrum Japan entered a ¥74,000,000 Mortgage Agreement with a Japanese Bank, to purchase a building with a cost of ¥70,000,000 and other related transaction fees. The loan carries a fixed interest rate of 4.25% for the first 10 years with principal payments of ¥411,000 monthly beginning May 31, 2013 for 15 years. The outstanding balance is ¥54,683,000 and ¥56,327,000 as of April 1, 2017 and December 31, 2016, respectively. Based on the April 1, 2017 Yen/US Dollar conversion rate of 111, the outstanding balance at April 1, 2017 is $492,000, with approximately $44,000 due annually through 2028. Based on the December 31, 2016 Yen/US Dollar conversion rate of 117, the outstanding balance at December 31, 2016 is $481,000 with approximately $42,000 due annually through 2028. The Mortgage Agreement is secured by all the assets of Spectrum Japan.

During September 2016, Spectrum India entered a INR 3,007,539 auto financing agreement with an Indian financing company to purchase an auto for the Director of Spectrum India. The loan carries a fixed interest rate of 9.0% with principal payments of INR 63,450 monthly beginning November 2016. Based on the April 1, 2017 INR/US dollar conversion rate of .015414 the outstanding balance at April 1, 2017 is $41,000, with approximately $12,000 due annually through 2020. The outstanding balance is INR 2,880,639 as of December 31, 2016. Based on the December 31, 2016 INR/US dollar conversion rate of .014748 the outstanding balance at December 31, 2016 is $42,000, with approximately $11,000 due annually through 2020.

Capital Leases

The Company is the lessee to two lease agreements with a related party that include put options where the lessor may require the Company to acquire the leased facilities. See Note 9 for information relating to these leases. The Company views these arrangements as capital leases resulting from the put options being considered as guarantees of a minimum residual value for each of the facilities.

As of April 1, 2017, December 31, 2016 and January 2, 2016, assuming the put options are exercised at December 31, 2018 for Palm Desert and January 1, 2018 for Las Vegas, the minimum lease payments under capital leases were as follows:

	April 1, 2017	December 31, 2016	January 2, 2016
	(Unaudited)

2016	$—	$—	$733,000
2017 (9 months for April 1, 2017)	550,000	733,000	733,000
2018	12,238,000	12,238,000	12,238,000

Total minimum payments required	12,788,000	12,971,000	13,704,000
Less: Amounts representing interest	(933,000)	(1,110,000)	(1,840,000)

Present value of net minimum lease payments	$11,855,000	$11,861,000	$11,864,000

NOTE 8 – STOCK OPTION PLANS AND SUBSEQUENT EVENT

In February of 2007, the Company’s Board of Directors approved the 2007 Equity Incentive Plan (the EIP) reserving 1,341,400 shares of Common Stock for issuance upon the exercise of stock options under the EIP. Exercise prices for the stock options will not be less than 100% of the fair market value of the stock on the date of grant. Options under the EIP expire not more than ten years from date of grant. Options issued under the EIP will become exercisable over a specified period upon issuance of the option determined at that time by the Administrator of the EIP. There were no stock options issued under the EIP in 2017 or 2016.

A summary of the status of the EIP and changes during fiscal years 2017 and 2016 are as follows:

	Number of shares	Weighted Average Exercise Price
OUTSTANDING, December 27, 2014	600,000	$1.065
Granted	—	$—
Exercised	—	$—
Forfeited	—	$—

OUTSTANDING, January 2, 2016	600,000	$1.065
Granted	—	$—
Exercised	—	$—
Forfeited	—	$—

OUTSTANDING, December 31, 2016	600,000	$1.065
Granted	—	$—
Exercised	—	$—
Forfeited	—	$—

OUTSTANDING, April 1, 2017	600,000	$1.065

Shares available for future grants under the EIP were 741,400 shares at April 1, 2017, December 31, 2016 and January 2, 2016. The number of options exercisable was 600,000 at April 1, 2017, December 31, 2016 and January 2, 2016.

A further summary of options outstanding at December 31, 2016 is as follows:

Options Outstanding				Options Exercisable
Exercise Prices	Number of options	Weighted average exercise price	Weighted average remaining contractual life in years	Number of options	Weighted average exercise price

$1.065	600,000	$1.065	0.32	600,000	$1.065

The fair value of each option award is estimated using the Black-Scholes option valuation model that requires the Company to develop estimates for assumptions used in the model. The Black-Scholes option valuation model uses the assumptions related to expected volatility, expected life of options, risk-free interest rate and dividend yield.

In April 2017, all outstanding stock options were exercised.

NOTE 9 – RELATED-PARTY TRANSACTIONS

Royalty Agreement – The Company is committed under a royalty agreement to pay the majority stockholder royalties of 7% of the net sales of certain products, as defined, through the life of the defined products. During the quarters ended April 1, 2017 and April 2, 2016 the Company incurred royalty expenses of $81,000 and $82,000, respectively, under this agreement. During fiscal years 2016 and 2015, the Company incurred royalty expenses of $338,000 and $335,000, respectively, under this agreement.

Rental Agreements – The Company is committed under a lease agreement for its California headquarters facility through July 15, 2020 with its majority stockholder. The original lease, beginning July 15, 2005, was entered into with a third party leaseholder. The majority stockholder acquired the California facility from the third party as of November 30, 2005 and assumed the original lease. The original lease agreement was for five years through July 14, 2010. The Company exercised its option to extend the lease for an additional five years at a fair market rental rate which expired July 14, 2015. A new lease was signed with an end date of July 15, 2020. The current rent is approximately $41,000 per month through the remainder of the lease. Total rent expense incurred under this agreement during the quarters ended April 1, 2017 and April 2, 2016 was $122,000 and $122,000, respectively, and in fiscal years 2016 and 2015 was $488,000 and $501,000, respectively.

The Company is committed under two additional lease agreements with the majority stockholder for its Texas facilities. Both lease agreements are for five years, and expired in October and November of 2011, respectively, and each have one five year option to renew. The Company exercised its option to extend both leases in 2011. The current rent is approximately $12,600 and $9,500 per month for these facilities, respectively, and the Company subleases a portion of both these buildings to third parties. Future monthly rents for these leases range from $9,500 to $13,400 through the remainder of these leases. Total rent expense, net of sublease income, incurred under these agreements during the quarters ended April 1, 2017 and April 2, 2016 and fiscal years 2016 and 2015 was $50,000, $46,000, $186,000 and $182,000, respectively, while the total rent payments to the majority stockholder were $70,000, $66,000, $268,000 and $255,000, respectively.

The Company committed to a 10 year lease agreement in 2013 with the majority stockholder for its Las Vegas facility. The current rent is approximately $30,000 per month through the remainder of the lease and the Company subleases a portion of the building to a third party. As a result of a lessor put option included within the lease amendment in 2014, the lease has been determined to be a capital lease from the date of amendment signing in March 2014 (see Note 7). Total payments made under this agreement during the quarters ended April 1, 2017 and April 2, 2016 and fiscal years 2016 and 2015 to the majority stockholder were $90,000, $90,000, $360,000 and $360,000, respectively.

The Company committed to a 5 year lease agreement in 2014 with the majority stockholder for its Palm Desert facility. The current rent is approximately $31,100 per month through the remainder of the lease. As a result of a lessor put option included within the lease, the lease has been determined to be a capital lease from the date of signing (see Note 7). Total payments made under this agreement during the quarters ended April 1, 2017 and April 2, 2016 and fiscal years 2016 and 2015 to the majority stockholder were $93,000, $93,000, $373,400 and $249,000, respectively.

Future payments due under the two capital leases if the put options are not exercised the years ending on the last Saturday of the calendar year are as follows:

	April 1, 2017	December 31, 2016
2017 (9 months for April 1, 2017)	549,982	$733,308
2018	733,308	733,308
2019	359,940	359,940
2020	359,940	359,940
2021	359,940	359,940
Thereafter	359,940	359,940

Total	2,723,050	$2,906,376

Due From Related Party – The Company had outstanding advances of $3,029,000, $3,025,000 and $3,010,000, including principal and interest, to its majority stockholder as of April, 1, 2017, December 31, 2016 and January 2, 2016, respectively. These advances mature over a 3 year period and are not expected to be repaid within the next twelve months. The interest rates on the advances outstanding at the end of fiscal years 2016 and 2015 ranged from 0.38% and 0.75%.

NOTE 10 – COMMITMENTS AND CONTINGENCIES

Lease Commitments and Rent Expense – The Company is obligated under the terms of a third party operating lease agreement for its facility in China. The original agreement entered into in December 2011 was renewed in December 2014. The office moved to a new location and a new building lease was entered into starting October 2015 and expires in October 2018. The current monthly rent expense is approximately $3,700 per month. Total rent expense incurred under this agreement during the quarters ended April 1, 2017 and April 2, 2016 and fiscal years 2016 and 2015 was $11,000, $13,000, $49,000 and $37,000 respectively.

The Company is obligated under the terms of a third party operating lease for its facility in India. The agreement was entered into starting March 2016 and expires February 2019. The monthly rent is approximately $1,500 through the remainder of the lease. Total rent expense incurred under this agreement during the quarters ended April 1, 2017 and April 2, 2016 and fiscal year 2016 was $5,000, $1,500 and $15,000, respectively.

The Company is obligated under the terms of a third party operating lease agreement for its facility in Massachusetts. The original agreement entered in October 2014 expired in September 2015. Current rent is $1,500 per month on a month-to-month basis. Total rent expense incurred under this agreement during the quarters ended April 1, 2017 and April 2, 2016 and fiscal years 2016 and 2015 was $4,500, $5,000, $18,300 and $15,000, respectively.

A portion of the building in Europe, which is owned by the Company, is subleased to a third party. The agreement is for five years, expiring in June 2016. The lease was renewed for one year and expires June 2017. Total rental income under this agreement during the quarters ended April 1, 2017 and April 2, 2016 and fiscal years 2016 and 2015 was $11,000, $12,000, $48,000 and $53,000, respectively.

A portion of the building in Japan, which is owned by the Company, is subleased to a third party. The agreement is for 3 years, expiring in October 2019. Total rental income under this agreement during the quarters ended April 1, 2017 and April 2, 2016 and fiscal years 2016 and 2015 was $3,000, $4,000, $18,000 and $15,000, respectively. Another portion of the building is subleased to a third party. The agreement is for 3 years, expiring July 2018. Total rental income under this agreement during the quarters ended April 1, 2017 and April 2, 2016 and fiscal years 2016 and 2015 was $4,000, $6,000, $22,000 and $7,000, respectively. Another portion of the building is subleased to a third party. The agreement is for 3 years, expiring February 2019. The total rental income during the quarters ended April 1, 2017 and April 2, 2016 and fiscal year 2016 was $3,000, $4,000 and $18,000, respectively.

The Company currently leases three automobiles. Monthly rents range from $500 to $1,400, through 2019. Total lease expense approximated $8,000 and $9,000 in the quarters ended April 1, 2017 and April 2, 2016, respectively, $35,000 in 2016 and $38,000 in 2015.

Total rent expense for all related party and third party leases, net of sublease rental income, and auto leases was $187,000 and $181,000 in the quarters ended April 1, 2017 and April 2, 2016, respectively, $737,000 in fiscal year 2016 and $698,000 in fiscal year 2015. Minimum future rental payments, net of sublease rental receipts, under all operating lease agreements for the years ending on the last Saturday of the calendar year are as follows:

	April 1, 2017	December 31, 2016
2017 (9 months for April 1, 2017)	$536,000	$708,000
2018	735,000	736,000
2019	768,000	769,000
2020	571,000	571,000
2021	316,000	316,000
Thereafter	1,706,000	1,706,000

Total	$4,632,000	$4,806,000

NOTE 11 – GEOGRAPHIC INFORMATION

Net sales by country for quarters ended April 1, 2017 and April 2, 2017 and fiscal years 2016 and 2015 are as follows:

	Quarter ended	Quarter ended	Fiscal Year	Fiscal Year
	April 1, 2017	April 1, 2017	2016	2015
	(Unaudited)	(Unaudited)		Restated
United States	$3,332,000	$3,345,000	$23,927,000	$20,511,000
Japan	733,000	596,000	1,595,000	2,049,000
Netherlands	1,451,000	1,549,000	972,000	787,000
China	743,000	532,000	2,222,000	1,474,000
Belgium	423,000	293,000	1,900,000	1,903,000
United Kingdom	341,000	683,000	2,222,000	1,031,000
Canada	806,000	187,000	717,000	822,000
Other countries, each of which represent less than 5% of total net sales	1,906,000	1,907,000	6,645,000	5,905,000

	$9,735,000	$9,092,000	$40,200,000	$34,482,000

Sales to Japan, the Netherlands, China and other countries are denominated in U.S. dollars and there are no material differences in gross margin in sales to different countries. Assets located outside of the United States of America totaled $10,127,000, $9,925,000 and $9,054,000 as of April 1, 2017, December 31, 2016 and January 2, 2016, respectively.

NOTE 12 – MAJOR CUSTOMERS

During the quarters ended April 1, 2017 and April 2, 2016, the Company had a concentration in net sales to one customer. During fiscal year 2016, the Company had a concentration in net sales to one customer. As of January 2, 2016, the Company had a concentration in receivables due from another customer. Each customer’s concentration is as follows:

	Q1 2017		Q1 2016		2016		2015
	Net Sales	Trade Accounts Receivable	Net Sales	Trade Accounts Receivable	Net Sales	Trade Accounts Receivable	Net Sales	Trade Accounts Receivable

Customer A	$450,000	$294,000	$739,000	$348,000	$4,296,000	$531,000	$2,798,000	$192,000

Customer B	$484,000	$448,000	$463,000	$460,000	$1,996,000	$306,000	$1,941,000	$654,000

NOTE 13 – PRODUCT GROUP INFORMATION

The Company’s product groups are based on specific product characteristics and are grouped into bioprocessing, laboratory products and operating room disposable products. Bioprocessing and laboratory products consist primarily of (1) hollow fiber membrane devices that allow components retained by a membrane to be concentrated, including filters utilized for micro and ultra-filtration separations that are sold to biotech and pharmaceutical companies (2) membranes used to concentrate, separate and purify dissolved or suspended molecules that are sold primarily to laboratories. Operating room disposable products consist of sterile plastic surgical drapes and cloth bandages that are used primarily by hospitals.

Revenue by product group for the quarters ended April 1, 2017 and April 2, 2016 (unaudited) and for the fiscal years ended 2016 and 2015 is as follows:

	Quarter ended	Quarter ended	Fiscal Year	Fiscal Year
	April 1, 2017	April 2, 2016	2016	2015
	(Unaudited)	(Unaudited)		Restated

Bioprocessing products	$7,167,000	$6,749,000	$30,108,000	$25,118,000
Laboratory products	$1,992,000	$1,803,000	$7,657,000	$7,275,000
Operating room disposable products	$576,000	$540,000	$2,435,000	$2,089,000

	$9,735,000	$9,092,000	$40,200,000	$34,482,000

NOTE 14 – SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

	Quarter ended April 1, 2017	Quarter ended April 2, 2016	Fiscal Year 2016	Fiscal Year 2015
	(Unaudited)	(Unaudited)		Restated
Cash paid for:
Income taxes	$503,000	$430,000	$2,411,000	$1,431,000

Interest (restated for 2015)	$209,000	$205,000	$862,000	$763,000

NOTE 15 – VALUATION AND QUALIFYING ACCOUNTS

	Fiscal period	Balance at beginning of period	Provision charged to expense	Net recoveries (charge-offs)	Balance at end of period

Doubtful accounts:	Q1 2017	138,000	$18,000	$(16,000)	$140,000

	2016	$167,000	$39,000	$(68,000)	$138,000

	2015	$49,000	$118,000	$—	$167,000

Sales returns & allowances:	Q1 2017	59,000			$59,000

	2016	$59,000	$—	$—	$59,000

	2015	$135,000	$(76,000)	$—	$59,000

Slow moving and obsolete inventory:	Q1 2017	$1,093,000	$62,000	$—	$1,155,000

	2016	$849,000	$363,000	$(119,000)	$1,093,000

	2015	$830,000	$140,000	$(121,000)	$849,000

Net deferred tax assets (restated for 2015):	Q1 2017	1,165,000	$(109,000)	$—	$1,056,000

	2016	$982,000	$183,000	$—	$1,165,000

	2015	$844,000	$138,000	$—	$982,000

NOTE 16 – SUBSEQUENT EVENTS

The Company evaluated subsequent events through June 14, 2017 which is the date the combined financial statements were available to be issued. Based upon this evaluation, other than subsequent events previously disclosed in the footnotes, no events required disclosure in or adjustment to the combined financial statements, other than the following:

In May 2017, the Company gifted a collection of artwork, with a value of approximately $211,000, to a non-for-profit entity. In June 2017, the remaining artwork was sold to the majority stockholder at its fair value of approximately $704,000.

In June 2017, the Company sold its marketable securities to the majority stockholder at cost, which approximates its market value, except for an investment valued at $12,000. The majority stockholder has assumed the obligation to fund additional capital investment related to one of the investments, in the amount of $400,000.

The Company received a demand letter in May 2017 on behalf of a former employee of the Company. The Company has tendered the demand to its insurance carrier and believes it is insured for this type of claim, subject to a $50,000 deductible. No recognition of this issue has been recorded as any liability is not reasonably estimateable and would likely not be material.

The Company is in the process of forming a new subsidiary that will operate in South Korea.